Exhibit 2.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a description of our outstanding securities registered under Section 12 of the Exchange Act as required pursuant to the relevant Items under Form 20-F. As of December 31, 2019 TIM Participações S.A. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value*	N/A	The New York Stock Exchange
American Depositary Shares, as evidenced by American Depositary Receipts, each representing five Common Shares	TSU	The New York Stock Exchange

*      Not for trading, but only in connection with the listing of American Depositary Shares on the New York Stock Exchange.

Our common shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão), or the B3, under the symbol “TIMP3” and our ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “TSU.” Our common shares began trading on the B3 on July 27, 2011.

In connection with the listing of our common shares on the Novo Mercado, we are party to a Novo Mercado Participation Agreement with the B3. Through this agreement, which became effective on July 27, 2011, we are required to comply with heightened requirements relating to corporate governance and the disclosure of information to the market. Additionally, as of such date, our shares started trading on the Novo Mercado segment of the B3. Pursuant to the Novo Mercado Regulations, we are not permitted to issue preferred shares, participation bonuses or any kind of shares with restricted voting rights.

This exhibit contains a description of the rights of (i) the holders of common shares and (ii) ADR holders. Common shares underlying the ADSs are held by a Brazilian custodian, as agent for the depositary, and holders of ADSs will not be treated as holders of the common shares.

The following summary is subject to and qualified in its entirety by TIM Participações S.A.’s by-laws and Law No. 6,404 of December 15, 1976, as amended, the Brazilian corporate law or Law No. 6,404/76. In Brazil, a company’s bylaws (estatuto social) are the principal governing document of a corporation (sociedade anônima). This is not a summary of all the significant provisions of our by-laws or of Law No. 6,404/76 and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019 and in the Amended & Restated Deposit Agreement, which is an exhibit to our registration statement on Form F-6 POS filed with the SEC on February 27, 2017.

COMMON SHARES

Item 9. General

9.A.3 Pre-emptive rights

See “—Item 10.B Memorandum and Articles of Association—Rights Relating to Our Shares—Preemptive Rights.”

9.A.5 Type and class of securities

As of December 31, 2019, we had outstanding share capital of R$37,695,475,698.03, comprised of 2,421,032,479 common shares, based on December 31, 2019 last reported price of R$15.57. All of our outstanding share capital is fully paid. All of our shares are without par value and in book-entry form, registered in the name of each shareholder or its nominee. Our board of directors may increase our share capital up to 4,450,000,000 common shares without amendment to our bylaws. Any increase of our share capital above that limit must be approved by a general extraordinary shareholders meeting. See “—Item 10.B Memorandum and Articles of Association—Rights Relating to Our Shares—Form and Transfer.” for information on transfers of our shares.

Item 9.A.6. Limitations or qualifications

Not applicable.

Item 9.A.7. Other rights

Not applicable.

Item 10.B. Memorandum and Articles of Association

The following summarizes certain material provisions of TIM’s By-laws and the Brazilian corporate law, the main bodies of regulation governing us. You should read and refer to copies of TIM’s By-laws filed as exhibits to this annual report on Form 20-F. Except as described in this section, TIM’s By-laws do not contain provisions addressing the duties, authority or liabilities of the directors and senior management, which are instead established by Brazilian corporate law.

Registration

TIM’s By-laws have been registered with the Public Registry of the state of Rio de Janeiro under company number (NIRE) 33.3.0027696-3.

Corporate Purpose

Article 2 of our By-laws provides that our corporate purpose is to: (1) hold interest in the capital of companies that explore any type of telecommunications services, under the terms and conditions provided for in the relevant permits, authorizations or concessions, companies that develop activities that are necessary or useful to the provision of such services, or companies that provide Internet connection services, Value-Added Services and Internet application services; (2) promote, through its controlled or affiliated companies, the expansion and implementation of any type of telecommunications services, under the terms and conditions provided for in the relevant permits, authorizations or concessions; (3) promote, perform or give guidance in relation to the borrowing of funds from internal and external sources to be invested by the Company or by its controlled companies; (4) promote and incentivize study and research activities for the development of any type of telecommunications services, as well as of Internet connection services, other Value-Added Services and Internet application services; (5) provide, directly or through controlled or affiliated companies, services related to the telecommunications industry; (6) promote, incentivize and coordinate, through controlled or affiliated companies, the education and training of the staff required by the telecommunications industry in general; (7) perform or promote the importation of goods and services for the controlled or affiliated companies; (8) engage in any other activities related or akin to its purpose; and (9) hold interest in the corporate capital of other companies.

Company Management

According to our By-laws, our Board of Directors is comprised of at least five and at most 19 permanent members. The following is a description of some of the provisions of our By-laws concerning the Board of Directors:

•        the Board of Directors has the power to approve loans and financing as well as other transactions giving rise to indebtedness, for an amount exceeding R$300 million, as set forth in Article 22, Item XIII;

•        the Board of Directors has the power to allocate the total budget for management remuneration approved by the shareholders’ meeting among the directors and the statutory officers, as necessary; and

•        the Board of Directors has the power to authorize the Company, as well as its controlled companies and affiliates, to enter into, amend or terminate shareholders’ agreements.

There are no provisions in the By-laws with respect to:

•        a director’s power to vote on a proposal in which such director is materially interested;

•        a director’s power to vote compensation to him or herself in the absence of an independent quorum;

•        borrowing powers exercisable by the directors;

•        age limits for retirement of directors;

•        required shareholding for director qualification; or

•        disclosure of share ownership.

The statutory officers are the Company’s representative and executive body, and each one of them shall act within his/her respective scope of authority. Following is a description of some of the provisions of our By-laws concerning the Board of Statutory Officers:

•        the power to authorize the participation of the Company or its companies controlled in any joint venture, partnership, consortium or any similar structure;

•        the power to ratify, within the limits set forth in the By-laws, the purchase of materials and equipment and the execution of property, construction work and service agreements; and

•        the power to approve the contracting by the Company or by its controlled companies of loans, financing, or any other transactions implying indebtedness to the Company or its controlled companies, whose individual value is greater than R$30.0 million, provided that certain provisions of the By-laws are observed.

Rights Relating to Our Shares

Dividend Rights

Under our By-laws, we are required to distribute an aggregate amount equal to at least 25% of our adjusted net income to our shareholders, either as dividends or as tax-deductible interest on shareholders’ equity. We may also make additional distributions to the extent of available distributable profits and reserves. Our subsidiary TIM S.A. is also subject to mandatory distribution requirements and, to the extent of distributable profits and reserves, is accordingly required to pay dividends to us. All of the aforementioned distributions may be made as dividends or as tax-deductible interest on shareholders’ equity.

Brazilian corporations may make payments to shareholders characterized as interest on shareholders’ equity (juros sobre capital próprio) as an alternative form of making dividend distributions to the shareholders. The rate of interest may not be higher than the Federal Government’s long-term interest rate as determined by BNDES from time to time. Dividends are not subject to withholding income tax when paid. On the other hand, interest on shareholders’ equity paid to shareholders is deductible from the corporation’s net income for tax purposes, but the distributions are subject to withholding tax.

For the purposes of Brazilian corporate law, and in accordance with our By-laws, adjusted net income is an amount equal to net profit adjusted to reflect allocations to and from:

•        the legal reserve; and

•        contingency reserves.

We are required to maintain a legal reserve, to which we must allocate 5% of net income for each fiscal year until the amount for such reserve equals 20% of our capital. However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which our legal reserve, together with our other capital reserves, exceeds 30% of our capital. Losses, if any, may be charged against the legal reserve.

Brazilian corporate law also provides for two discretionary allocations of net income that are subject to approval by the shareholders at the annual meeting. First, a percentage of net income may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs. Second, if the mandatory distributable amount exceeds the sum of realized net income in a given year, such excess may be allocated to unrealized revenue reserve. Under Brazilian corporate law, realized net income is defined as the amount of net income that exceeds the net positive result of equity adjustments and profits or revenues from operations with financial results after the end of the next succeeding fiscal year.

Under Brazilian corporate law, any company may, as a term in its By-laws, create a discretionary reserve that authorizes the allocation of a percentage of a company’s net income to the discretionary reserve and must also indicate the purpose, criteria for allocation and a maximum amount of the reserve. The Company’s By-laws authorize the allocation of the net income balance not allocated to the payment of the mandatory minimum dividend to a supplementary reserve for the expansion of corporate business, not to exceed 80% of the capital.

We may also allocate a portion of our net income for discretionary appropriations for plant expansion and other capital investment projects, the amount of which would be based on a capital budget previously presented by our management and approved by shareholders. Under Brazilian corporate law, capital budgets covering more than one year must be reviewed at each annual shareholders’ meeting. After completion of the relevant capital projects, we may retain the appropriation until the shareholders vote to transfer all or a portion of the reserve to capital realized.

The amounts available for distribution may be further increased by a decrease in the contingency reserve for anticipated losses anticipated in prior years but not realized. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with IFRS.

The legal reserve is subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but is not available for the payment of dividends in subsequent years. Our calculation of net income and allocations to reserves for any fiscal year are determined on the basis of financial statements prepared in accordance with CVM rules and IFRS.

Under Brazilian corporate law, a company is permitted to suspend the mandatory dividend in respect of common shares not entitled to a fixed or minimum dividend if:

•        its management (Board of Directors and Board of Statutory Officers) and Fiscal Council report to the shareholders’ meeting that the distribution would be incompatible with the financial circumstances of that company; and

•        the shareholders ratify this conclusion at the shareholders’ meeting.

In this case,

•        the management must forward to CVM within five days of the shareholders’ meeting an explanation justifying the information transmitted at the meeting; and

•        the profits which were not distributed are to be recorded as a special reserve and, if not absorbed by losses in subsequent fiscal years, are to be paid as dividends as soon as the financial situation permits.

For the purposes of Brazilian corporate law, 25% of the net income after income tax and social contribution for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to warrants and employees’ and management’s participation in a company’s profits, shall be distributed as dividends.

Payment of Dividends

We are required by law and by our By-laws to hold an annual shareholders’ meeting by April 30 of each year, at which, among other things, an annual dividend may be declared by decision of our shareholders on the recommendation of our statutory officers, as approved by our Board of Directors.

The payment of annual dividends is based on the financial statements prepared for the fiscal year ending December 31. Under Brazilian corporate law, dividends are required to be paid within 60 days following the date the dividend is declared to shareholders of record on such declaration date, unless a shareholders’ resolution sets forth another date of payment, which in any event shall occur prior to the end of the fiscal year in which such dividend was declared.

A shareholder has a three-year period from the dividend payment date to claim dividends in respect of its shares, after which we have no liability for such payment. Because our shares are issued in book-entry form, dividends with respect to any share are credited to the account holding such share. We are not required to adjust the amount of paid-in capital for inflation. Annual dividends may be paid to shareholders on a pro rata basis according to the date when the subscription price is paid to us.

Voting Rights

Each common share entitles the holder to one vote at meetings of shareholders.

Preemptive Rights

Except in the case of a public offering of ordinary shares or convertible debentures, public subscription or a public tender offer (whereby such actions must be authorized by the Board of Directors in accordance with article 22, section II of the By-laws), each of our shareholders has a general preemptive right to subscribe shares in any capital increase, in proportion to its shareholding. A minimum period of 30 days following the publication of notice of the capital increase is allowed for the exercise of the right, and the right is transferable.

Preemptive rights to purchase shares may not be offered to U.S. holders of the ADSs unless a registration statement under the Securities Act is effective with respect to the shares underlying those rights or an exemption from the registration requirements of the Securities Act is available. Consequently, if you are a holder of our ADSs who is a U.S. person or is located in the United States, you may be restricted in your ability to participate in the exercise of preemptive rights.

Right of Redemption

Subject to certain exceptions, the common shares are redeemable by shareholders exercising withdrawal rights in the event that shareholders representing over 50% of the voting shares adopt a resolution at a duly convened shareholders meeting to:

•        reduce the mandatory distribution of dividends;

•        change our corporate purpose;

•        participate in a group of companies;

•        transfer all of our shares to another company in order to make us a wholly owned subsidiary of that company;

•        split up, subject to the conditions set forth by Brazilian corporate law;

•        change corporate form;

•        approve the acquisition of another company, the price of which exceeds certain limits set forth in Brazilian corporate law; or

•        merge or consolidate ourselves with another company.

The redemption right expires 30 days after publication of the minutes of the relevant shareholders’ meeting. The shareholders would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of those rights if they determine that the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Brazilian corporate law excludes dissenters’ rights in such cases for holders of shares that have a public float rate higher than 50% and that are “liquid.” Shares are defined as being “liquid” for these purposes if they are part of the B3 Index or another stock exchange index (as defined by CVM). For as long as our shares are part of any qualifying market index, the right of redemption shall not be extended to our shareholders with respect to decisions regarding our merger or consolidation with another company, or the participation in a group of companies as defined by Brazilian corporate law. Currently, our common shares do not have a public float rate higher than 50%; accordingly, dissenter’s withdrawal rights are applicable.

Unless otherwise provided in the By-laws, which is not the case with us, a shareholder exercising rights to redeem shares is entitled to receive the book value of such shares, determined on the basis of the last annual balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to redemption rights occurs more than 60 days after the date of the last annual balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

Form and Transfer

Our shares are maintained in book-entry form with a transfer agent, Banco Bradesco S.A., and the transfer of our shares is made in accordance with the applicable provision of the Brazilian corporate law, which provides that a transfer of shares is effected by an entry made by the transfer agent on its books, debiting the share account of the seller and crediting the share account of the purchaser, against presentation of a written order of the seller, or judicial authorization or order, in an appropriate document which remains in the possession of the transfer agent. The common shares underlying our ADS are registered on the transfer agent’s records in the name of the Brazilian depositary.

Transfers of shares by a foreign investor are made in the same way and executed by such investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Central Bank under the Brazilian foreign investment in capital markets regulations, the foreign investor should also seek amendment, if necessary, though its local agent, of the certificate of registration to reflect the new ownership.

The B3 reports transactions carried out in its market to its Central Depositária, which is the exchange’s central clearing system. A holder of our shares may choose, at its discretion, to participate in this system. All shares elected to be put into the system will be deposited in custody with the relevant stock exchange, through a Brazilian institution duly authorized to operate by the Central Bank and CVM and having a clearing account with the relevant stock exchange. The fact that such shares are subject to custody with the relevant stock exchange will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders, as the case may be, maintained by the relevant stock exchange and will be treated in the same way as registered shareholders.

Meeting of Shareholders

According to Brazilian law, shareholders must be previously notified through a notice published three times in Brazilian official gazettes in order for an annual or extraordinary shareholders’ meeting to be held. The notification must occur at least 15 days prior to the meeting scheduled date. If the meeting so noticed is not held for any reason on first notice, a second notification must be published at least eight days before the second meeting date.

On the first notice, meetings may be held only if shareholders holding at least one-fourth of voting shares are represented. Extraordinary meetings for the amendment of the By-laws may be held on the first notice only if shareholders holding at least two-thirds of the voting capital are represented. On a second call, the meetings are held regardless of quorum.

Pursuant to our By-laws and Brazilian corporate law, shareholders at our annual shareholders’ meeting, which is required to be held within the first four months following the end of the fiscal year, will convene to:

•        take the management accounts; examine, discuss and vote on the financial statements;

•        decide on the uses to which the net income of the fiscal year should be put and on the distribution of dividends; and

•        elect the members of the Fiscal Council and, when applicable, the members of the Board of Directors.

An extraordinary shareholders’ meeting shall be convened whenever the Company interests so require. Pursuant to our By-laws and Brazilian corporate law, the following actions, among others, are exclusive powers of the shareholders’ meeting:

•        to amend the By-laws;

•        to decide on the appraisal of assets given by shareholders to pay up capital stock;

•        to decide on the Company’s transformation, merger, takeover and split-up; its dissolution and liquidation; to appoint and remove liquidators and appreciate their accounts;

•        to suspend the rights of shareholders not in compliance with their duties imposed by law, the By-laws or the Novo Mercado Listing Rules;

•        to elect and remove, at any time, the members of the Board of Directors and the Fiscal Council;

•        to determine the global or individual remuneration of the Board of Directors, Board of Statutory Officers and the Fiscal Council;

•        to annually take the accounts of the management and decide on the submitted financial statements;

•        to decide where the Company shall file a civil liability law suit against the management for losses in the Company’s assets as provided by law;

•        to resolve in compliance with all provisions of any law, the By-laws or the Novo Mercado rules about capital stock increase by means of subscription of new shares, and on the issuance of any other bonds or securities, whether in Brazil or abroad and whenever the limit of the authorized capital has been attained;

•        to decide on the withdrawal from the register of publicly held companies before the CVM;

•        to decide on the delisting of the Company from the Novo Mercado listing segment;

•        to choose a company to prepare an opinion concerning the appraisal of the Company’s shares in the event of cancellation or delisting; and

to previously approve the execution of loan agreements, management agreements and technical support services agreements, between the Company or its controlled companies, on the one side, and the controlling shareholder or its controlled companies, affiliated or under the same control or the controlling companies of the latter, or parties related to the Company, on the other side, after prior assessment of the Statutory Audit Committee to the effect that the terms and conditions of the agreement in question are in compliance with standards normally adopted in the market for transactions of the same nature between independent parties.

Item 12. Other securities

Disclosures under Items 12.A, 12.B, and 12.C are not applicable.

AMERICAN DEPOSITARY SHARES

Item 12.D.1. Depositary

Our depositary is J.P. Morgan Chase Bank, N.A., with its corporate trust office at which the ADRs will be administered is located at 4 New York Plaza, Floor 6, New York, NY, 10004, United States.

Each ADS represents five common shares, deposited with the custodian and registered in the name of the depositary.

Item 12.D.2 Provisions

Title of American Depositary Receipts and identity of deposited securities

American Depositary Receipt evidencing American Depositary Shares representing Common Shares, without par value of TIM Participações S.A.

Terms of Deposit

The following summarizes certain material provisions of the form of the American Depositary Receipt evidencing American Depositary Shares representing Common Shares, without par value of TIM Participações S.A., or the ADR Form. Paragraph references below are to the paragraphs in the ADR Form. You should read and refer to copies of our Amended & Restated Deposit Agreement which is incorporated by reference as exhibit to this annual report on Form 20-F.

Amount of deposited securities represented by one unit of American Depositary Shares

Each American Depositary Share represents five Common Shares, without par value of TIM Participações S.A.

Voting of Deposited Securities

Paragraph (12)

Voting of Deposited Securities. Subject to the next sentence, as soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with “—Record Dates” in respect of such meeting or solicitation of consent or proxy. The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least 30 days prior to the date of such vote or meeting) and at the Company’s expense and provided no legal prohibitions exist, distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of Brazilian law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company.  Upon actual receipt by the ADR department of the Depositary of instructions of a Holder on such record date in the manner and on or before the time established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.  There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.  Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).  Holders are strongly encouraged to forward their voting instructions as soon as possible.  Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

Record Dates.  The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in “—Collection and distribution of dividends—Charges of Depositary” as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

Collection and distribution of dividends

Paragraphs (4), (5), (7) and (10)

Charges of Depositary.  The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in “—Sale or exercise of rights—Distributions on Deposited Securities”), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be) plus any additional fees or charges charged by any governmental authorities or other institutions such as the Companhia Brasileira de Liquidação e Custódia (the Brazilian Clearing and Depository Corporation) or the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros, the stock exchange on which the Shares are registered for trading. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to “—Sale or exercise of rights—Distributions on Deposited Securities”), whichever is applicable (i) a fee of U.S.$0.05 or less per ADS for any Cash distribution made pursuant to the Deposit Agreement, (ii) a fee of U.S.$1.50 per ADR or ADRs for transfers made pursuant to “—Rights of holders of receipts to inspect the transfer books of the Depositary and the list of Holders of receipts—Transfers of ADRs,” (iii) a fee for the distribution or sale of securities pursuant to “—Sale or exercise of rights—Distributions on Deposited Securities,” such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this section treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), and (iv) in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. (“JPMorgan”) shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed  in connection with such conversion. JPMorgan and/or its agent may act as principal for such conversion of foreign currency. Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary. For further details see https://www.adr.com.

The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

See also “—Sale or exercise of rights.”

Transmission of notices, reports and proxy soliciting material

Paragraphs (3), (8) and (12)

Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company.  The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the “Commission”).  Such reports and other information may be inspected and copied through the Commission’s EDGAR system or at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

See also “—Rights of holders of receipts to inspect the transfer books of the Depositary and the list of Holders of receipts” and “—Voting of Deposited Securities.”

Sale or exercise of rights

Paragraphs (4), (5) and (10)

Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of “—Restrictions upon the right to deposit or withdraw the underlying securities—Withdrawal of Deposited Securities,” the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this section, the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in “—Collection and distribution of dividends—Charges of Depositary;” (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by the Company which are required by the Depositary, the Company or the Custodian to facilitate compliance with any applicable rules or regulations of the Banco Central do Brasil (the “Central Bank”) or the Comissão de Valores Mobiliários (the “CVM”). The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of “—Restrictions upon the right to deposit or withdraw the underlying securities—Withdrawal of Deposited Securities,” the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

Taxes.  If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held an ADR the Holder and all prior Holders hereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of “—Restrictions upon the right to deposit or withdraw the underlying securities—Withdrawal of Deposited Securities,” any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. The Depositary will forward to the Company in a timely fashion such information from its transfer records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders.  The Depositary shall cooperate with the Company in the Company’s efforts to make and maintain arrangements enabling Holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments on the ADSs, and the Depositary shall, to the extent reasonably practicable, provide the Company with such documents from its transfer records as the Company may reasonably request to maintain such arrangements. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs:  (a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this section (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary may, in its discretion, apply for such approval or license, if any, as the Company or its Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable including, without limitation, Central Bank registration.  (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder.  Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under “—Collection and distribution of dividends—Charges of Depositary.”  Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit or sale of securities resulting from dividends, splits or plans of reorganization

Paragraphs (4), (5), (10) and (13)

Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, and shall if reasonably requested by the Company, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.  Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the  Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

See also “—Sale or exercise of rights.”

Amendment, extension or termination of the Deposit Agreement

Paragraphs (16) and (17)

Amendment.  Subject to the last sentence of “—Restrictions upon the right to deposit or withdraw the underlying securities—Withdrawal of Deposited Securities,” the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary).

Termination.  The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 120th day after the Company’s notice of removal was first provided to the Depositary.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Rights of holders of receipts to inspect the transfer books of the Depositary and the list of Holders of receipts

Paragraph (3)

Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System.  Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or, with respect to the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

Restrictions upon the right to deposit or withdraw the underlying securities

Paragraphs (1), (2), (4), and (5)

Issuance and Pre-Release of ADSs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (as hereinafter defined) only against deposit of:  (a) Shares in a form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or (c) in accordance with the next paragraph hereof.

In its capacity as Depositary, the Depositary shall not lend Shares or ADSs; provided, however, that the Depositary may issue ADSs prior to the receipt of Shares (each such transaction a “Pre-Release”). The Depositary may receive ADSs in lieu of Shares (which ADSs will promptly be canceled by the Depositary upon receipt by the Depositary). Each such Pre-Release will be subject to a written agreement whereby the person or entity (the “Applicant”) to whom ADSs are to be delivered (a) represents that at the time of the Pre-Release the Applicant or its customer owns the Shares that are to be delivered by the Applicant under such Pre-Release, (b) agrees to indicate the Depositary as owner of such Shares in its records and to hold such Shares in trust for the Depositary until such Shares are delivered to the Depositary or the Custodian, (c) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares, and (d) agrees to any additional restrictions or requirements that the Depositary deems appropriate. Each such Pre-Release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, terminable by the Depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of ADSs involved in such Pre-Release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to pre-released ADSs outstanding), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may also set limits with respect to the number of ADSs involved in Pre-Release with any one person on a case-by-case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with Pre-Release transactions, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

Every person depositing Shares under the Deposit Agreement represents and warrants that (a) such Shares and any certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person (b) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (c) the person making such deposit is duly authorized so to do, (d) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and (e) such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 (“Restricted Securities”) unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an “affiliate” of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company’s compliance with the requirements of the Securities Act of 1933 or the Rules made thereunder.

Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5) and to the provisions of or governing Deposited Securities (including the Company’s estatuto or applicable law), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.  The Depositary shall not deliver any Deposited Securities hereunder this section other than upon receipt and cancellation of the respective ADRs.

See also “—Sale or exercise of rights—Certain Limitations,” “—Sale or exercise of rights—Taxes” in this description of securities and “Item 10. Additional Information—E. Taxation” in the Company’s annual report on Form 20-F.

Limitation upon the liability of the Depositary

Paragraph (14)

Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability to Holders or beneficial owners of ADSs (i) if any present or future law, rule, regulation, fiat, order or decree of the United  States, the Federative Republic of Brazil or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to “—Voting of Deposited Securities”), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) assume no liability to Holders or beneficial owners of ADSs except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable to Holders or beneficial owners of ADSs for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.  The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.  The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.  Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs), subject to the penultimate sentence of this section, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that the Custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in any ADSs about the requirements of Brazilian law, rules or regulations or any changes therein or thereto. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.  Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.  None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder’s or beneficial owner’s income tax liability. The Depositary and the Company shall not incur any liability for any tax or tax consequences that may be incurred by Holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs.  The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. By holding an ADS or an interest therein, Holders and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Neither the Depositary nor any of its agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.